                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            RALSTON PURINA COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            RALSTON PURINA COMPANY
                              Checkerboard Square
                           St. Louis, Missouri 63164



Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Ralston Purina Company to be held at 2:30 p.m. on Thursday, January 25, 2001 at the St. Louis Marriott Pavilion Downtown, One Broadway, St. Louis, Missouri.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via the Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!



                                      W. PATRICK MCGINNIS
                                      Chief Executive Officer and President

December __, 2000

                            RALSTON PURINA COMPANY
                              Checkerboard Square
                           St. Louis, Missouri 63164

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Ralston Purina Company will be held at 2:30 p.m. on Thursday, January 25, 2001, at the St. Louis Marriott Pavilion Downtown, One Broadway, St. Louis, Missouri.

     The purpose of the meeting is to:

     1. elect four directors to serve three-year terms ending at the annual meeting held in 2004, or until their successors are elected and qualified;
     2. ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending September 30, 2001;
     3. approve the amendment of the Restated Articles of Incorporation to limit the liability of directors;
     4. approve the amendment of the Restated Articles of Incorporation to delete obsolete references to ESOP Preferred Stock;

and to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 20, 2000. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

 . USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

 . VISIT THE WEB SITE noted on your proxy card to vote via the Internet; OR

 . MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

                                         By Order of the Board of Directors,




                                         Nancy E. Hamilton
                                         Secretary


December __, 2000

PROXY STATEMENT ------- VOTING PROCEDURES
--------------------------------------------------------------------------------


YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2001 annual meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December __, 2000.

Who Can Vote

Record holders of Ralston Purina Common Stock on November 20, 2000 may vote at the meeting. On November 20, 2000, there were 309,838,349 shares of Common Stock outstanding. The shares of Common Stock held in the Company's treasury will not be voted.

How You Can Vote

There are three voting methods:

 .    Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

 .    Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.

 .    Voting by Internet. You can also vote via the Internet. The web site for
     Internet voting is on your proxy card, and voting is also available 24 hours a day.

If you vote by telephone or via the Internet you should not return your proxy
                                                        ---
card.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

 .    giving written notice of revocation to the Secretary;

 .    submitting another proper proxy by telephone, Internet or paper ballot; or

 .    attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee, and each of the other items submitted for a vote of shareholders, must be approved by a majority of shares entitled to vote and represented at the annual meeting in person or by proxy. Shares represented by a proxy marked "abstain" on any matter, or that provide that a vote be withheld on any matter, will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal. Therefore, any proxy marked "abstain" will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a "broker non-vote" (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted (whether by telephone, Internet or mail) and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the annual meeting.

Voting By Participants in the Company's Savings Investment Plan, Dividend Reinvestment Plan and Stock Purchase Plan; and Participants in the Energizer Holdings, Inc. Savings Investment Plan

 .    If you participate in the Company's Savings Investment Plan and had an
     account in the Common Stock Fund on October 31, 2000, the proxy will also serve as voting instructions to the trustee, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to certain shares of Common Stock held in the Plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

 .    If you participate in the Company's Dividend Reinvestment Plan, any proxy given by you will also include all shares of Common Stock held for your account under that plan as of the record date (other than fractional shares) unless contrary instructions are given by you.

 .    If you participate in the Company's Stock Purchase Plan, the proxy will include all shares of Common Stock held for your account under that plan and will serve as voting instructions to the plan administrator, Ralston Purina Canada Inc., for shares of Common Stock credited to your account as of the record date. If the plan administrator does not receive directions with respect to shares credited to your account, it will not vote those shares.

 .    If you participate in the Energizer Holdings, Inc. Savings Investment Plan,
     and had an account in the Ralston Purina Company Common Stock Fund on October 31, 2000, the proxy will also serve as voting instructions to the trustee, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Ralston Purina Company Common Stock credited to your account on that date. You should contact Vanguard or your employer to determine how your shares will be voted if you do not vote your proxy.

Costs of Solicitation

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $13,000 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Compliance With 16(a) Reporting

The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports of stock ownership and changes in stock ownership by its directors and executive officers. To the best of the Company's knowledge, all of the filings for the Company's executive officers and directors were made on a timely basis in fiscal year 2000.

                         ITEM 1. ELECTION OF DIRECTORS

The Board of Directors consists of twelve members and is divided into three classes with four members each, with terms of service expiring at successive annual meetings.

Four directors will be elected at the 2001 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2004. The Board has nominated David R. Banks, M. Darrell Ingram, John F. McDonnell and W. Patrick McGinnis for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees for directors.

                INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2000.
================================================================================

[PHOTO]        DAVID R. BANKS, Director Since 1985, Age 63
               (Standing for election at this meeting for a term expiring 2004)

               Chairman of the Board and Chief Executive Officer, and former President, Beverly Enterprises, Inc. (health care services). Also a director of Nationwide Health Properties, Inc. and Agribrands International, Inc.
--------------------------------------------------------------------------------

[PHOTO]        M. DARRELL INGRAM, Director Since 1986, Age 68
               (Standing for election at this meeting for a term expiring 2004)

               Former Chairman of the Board, Red Fox Environmental Services, Inc. (pollution control services). Retired President and Chief Executive Officer, Petrolite Corporation 1985-1988. Also a director of Agribrands International, Inc. and Chairman of the Board of First Financial Planners.
--------------------------------------------------------------------------------

[PHOTO]        JOHN F. MCDONNELL, Director Since 1988, Age 62
               (Standing for election at this meeting for a term expiring 2004)

               Former Chairman of the Board and Chief Executive Officer, McDonnell Douglas Corporation (aerospace technology and complementary businesses). Also a director of The Boeing Company and Zoltek Companies, Inc.
--------------------------------------------------------------------------------

[PHOTO]        W. PATRICK MCGINNIS, Director Since 1997, Age 53
               (Standing for election at this meeting for a term expiring 2004)

               Chief Executive Officer and President, Ralston Purina Company. Also a director of Brown Shoe Company, Inc.
--------------------------------------------------------------------------------

[PHOTO]        DONALD DANFORTH, JR.*, Director Since 1961, Age 68
               (Continuing in Office - Term Expiring 2002)

               Chairman of the Board, Treasurer and former President, Kennelwood Village, Inc. (pet care center).
--------------------------------------------------------------------------------

[PHOTO]        WILLIAM H. DANFORTH*, Director Since 1969, Age 74
               (Continuing in Office - Term Expiring 2002)

               Chancellor Emeritus & Vice Chairman of the Board, Washington University. Also a director of Energizer Holdings, Inc.
--------------------------------------------------------------------------------

*Donald Danforth, Jr. and William H. Danforth are brothers.

[PHOTO]        RICHARD A. LIDDY, Director Since 1995, Age 65
               (Continuing in Office - Term Expiring 2002)

               Chairman of the Board, GenAmerica Financial Corporation, General American Life Insurance Company, (insurance products and services) and Reinsurance Group of America, Incorporated (insurance). Former President of GenAmerica Financial Corporation and Chief Executive Officer of General American Life Insurance Company. Also a director of Ameren Corporation, Brown Shoe Company, Inc. and Energizer Holdings, Inc.
--------------------------------------------------------------------------------

[PHOTO]        KATHERINE D. ORTEGA, Director Since 1992, Age 66
               (Continuing in Office - Term Expiring 2002)

               Former Alternate Representative of the United States to the 45th General Assembly of the United Nations during 1990-1991; Former Treasurer of the United States from September 1983-June 1989. A director of The Kroger Company, Rayonier, Inc., Ultramar Diamond Shamrock Corporation and member of Washington Mutual Investors Fund Advisory Board.
--------------------------------------------------------------------------------

[PHOTO]        JOHN H. BIGGS, Director Since 1989, Age 64
               (Continuing in Office - Term Expiring 2003)

               Chairman, President and Chief Executive Officer, TIAA-CREF, Teachers Insurance and Annuity Association-College Retirement Equities Fund (pension fund management). Also a director of The Boeing Company.
--------------------------------------------------------------------------------

[PHOTO]        DAVID C. FARRELL, Director Since 1987, Age 67
               (Continuing in Office - Term Expiring 2003)

               Former Chairman of the Board and Chief Executive Officer, The May Department Stores Company (department store retailing). Also a director of Emerson Electric Company.
--------------------------------------------------------------------------------

[PHOTO]        WILLIAM P. STIRITZ, Director Since 1981, Age 66
               (Continuing in Office - Term Expiring 2003)

               Chairman of the Board, and former Chief Executive Officer and President, Ralston Purina Company. Also Chairman of the Board, Chief Executive Officer and President, Agribrands International, Inc. (animal feeds and agricultural products); and Chairman of the Board Energizer Holdings, Inc. and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee. Also a director of American Freightways Corporation, Angelica Corporation, Ball Corporation, The May Department Stores Company, Ralcorp Holdings, Inc., Reinsurance Group of America, Incorporated and Vail Resorts, Inc.

--------------------------------------------------------------------------------

[PHOTO] RONALD L. THOMPSON, Director Since March, 1999, Age 51 (Continuing in Office - Term Expiring 2003)

               Chairman of the Board, President and Chief Executive Officer of Midwest Stamping and Manufacturing Company (automotive component manufacturing). Also a director of Teachers Insurance and Annuity Association and Ryerson Tull.

--------------------------------------------------------------------------------







                    BOARD OF DIRECTORS STANDING COMMITTEES

=============================================================================================================================
     Board Member            Board           Audit         Executive        Finance        Human Resources      Nominating
=============================================================================================================================
David R. Banks                X               X                                 X*
-----------------------------------------------------------------------------------------------------------------------------
John H. Biggs                 X                                                               X                    X
-----------------------------------------------------------------------------------------------------------------------------
Donald Danforth, Jr.          X                               X                 X                                  X*
-----------------------------------------------------------------------------------------------------------------------------
William H. Danforth           X                               X                               X*
-----------------------------------------------------------------------------------------------------------------------------
David C. Farrell              X                                                 X                                  X
-----------------------------------------------------------------------------------------------------------------------------
M. Darrell Ingram             X               X*              X                               X
-----------------------------------------------------------------------------------------------------------------------------
Richard A. Liddy              X                                                 X
-----------------------------------------------------------------------------------------------------------------------------
John F. McDonnell             X               X                                 X
-----------------------------------------------------------------------------------------------------------------------------
Katherine D. Ortega           X               X                                               X
-----------------------------------------------------------------------------------------------------------------------------
William P. Stiritz            X*                              X*                X
-----------------------------------------------------------------------------------------------------------------------------
Ronald L. Thompson            X               X                                 X
-----------------------------------------------------------------------------------------------------------------------------
W. Patrick McGinnis           X                               X
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================
Meetings held in               6               2               2               3               4                    2
fiscal year 2000
=============================================================================================================================

*Chairperson

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Recommends the Company's independent accountants and reviews their services. All members are non-employee directors. Full text of the Audit Committee Charter is set forth in Appendix A.

Executive: May act on behalf of the Board in the intervals between Board meetings.

Finance: Reviews the Company's financial condition, objectives and strategies and makes recommendations to the Board concerning financing requirements, dividend policy, foreign currency management and pension fund performance.

Human Resources: Sets compensation of Executive Officers, approves deferrals under the Company's Deferred Compensation Plan for Key Employees, administers the Company's Incentive Stock Plans and grants stock options and other awards under those plans. Monitors management compensation and benefit programs, and reviews principal employee relations policies. All members are non-employee directors.

Nominating: Recommends nominees for election as directors or Executive Officers to the Board. Also recommends committee memberships and compensation and benefits for directors. Will consider director candidates suggested by shareholders if name of candidate and appropriate biographical information is submitted to the Secretary of the Company. All members are non-employee directors.

          ----------------------------------------------------------


                             Director Compensation

Employee directors receive no compensation for serving on the Board or its Committees other than their compensation received for their services as employees of the Company.

Fiscal Year 2000
----------------

During fiscal year 2000, non-employee directors received the following fees for their service on the Board:

Annual Retainer............................................$30,000
Fee for Each Board Meeting..................................$1,500
Fee for Each Committee Meeting..............................$1,500

The chairpersons of the Committees also received an additional annual retainer of $2,000 for each Committee that they chaired.

In September, 2000, each non-employee director received an option to purchase 2,500 shares of Common Stock of the Company at the closing price for such shares as disclosed on the New York Stock Exchange composite index. The options, which were granted under the Company's 1999 Incentive Stock Plan and have a ten year term, will be exercisable beginning on the second anniversary of the date of grant. They are exercisable prior to that date upon an optionee's death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company.

Deferred Compensation Plan for Non-Management Directors
-------------------------------------------------------

Directors can elect to have their retainer and meeting fees paid quarterly in cash, or defer payment until their retirement under the terms of the Deferred Compensation Plan for Non-Management Directors. Under that Plan, they can defer in the form of stock equivalents under the Equity Option, which tracks the value of the Company's Common Stock, or they can defer into the Variable Interest Option and receive interest at Morgan Guaranty Trust Company of New York's prime rate. Deferrals in the Equity Option in 2000 were increased by a 33-1/3% match by the Company. Deferrals under these Options are paid out in a lump sum in cash, or, for accounts in the Equity Option, in shares of Common Stock, if so elected by the director. Deferrals in the Fixed Benefit Option of the Plan, which was closed to future deferrals in 1994, are paid in the form of an annuity or, if the Director so elects, in a lump sum upon termination from the Board after a change in control of the Company.

Stock Award to Chairman of the Board
------------------------------------

On November 16, 2000, at a regular meeting of the Board of Directors, the Board awarded Mr. Stiritz 600,000 shares of restricted Common Stock of the Company under the Company's 1999 Incentive Stock Plan. The purpose of the grant was to provide an incentive to Mr. Stiritz to remain on the Board and to maximize shareholder value. The shares are restricted against transfer or pledge until the earliest of the following to occur:

[_]  November 16, 2005
[_]  A change in control of the Company
[_]  Failure to be reelected to the Board by shareholders
[_]  Death
[_]  Total and permanent disability

Restricted shares are subject to forfeiture if Mr. Stiritz engages in competition with the Company, acts contrary to the best interests of the Company, or fails to agree to stand for reelection to the Board for terms extending through November 16, 2005. The terms of the award provide that, for a period of five years after a change in control of the Company, Mr. Stiritz may not engage in competition with the Company with respect to any business conducted by the Company or its affiliates immediately prior to such change in control. A change in control is defined as (i) a change in the membership of the Board such that continuing Directors cease to constitute at least a majority of the Board; or (ii) the acquisition of beneficial ownership of 50% or more of the outstanding shares of the Company.

Dividends paid on the restricted shares will be held in escrow subject to the same restrictions applicable to the underlying shares, and will be credited with interest equal to the prime rate. Mr. Stiritz will retain the right to vote the shares during the period they remain restricted against transfer or pledge.

Attendance
----------

During fiscal year 2000, all directors attended 75% or more of the Board meetings and meetings of Committees on which they served.

                Certain Relationships and Related Transactions

The Company has for many years purchased insurance and insurance-related products and services from General American Life Insurance Company, a subsidiary of GenAmerica Financial Corporation, as well as other major insurance companies. These purchases are made in the ordinary course of business and on competitive terms. Insurance policies with General American have principally included coverage for health, life and disability benefits. Certain of them are whole life or universal life policies in which premiums are intended to cover the cost of insurance as well as to increase the cash surrender value of such policies. The Company from time to time borrows against the cash surrender value of those policies and repays the borrowings at rates determined under the terms of the policies. Certain of the whole life policies purchased by the Company were contributed to the Company's grantor trust in 1994, and the Company retains the right to borrow against the cash value of those policies.

Substantially all of these insurance arrangements were entered into prior to Mr. Liddy's election to the Company's Board of Directors in 1995. To the Company's best knowledge, Mr. Liddy does not receive direct or indirect compensation related to these policies or the Company's ongoing transactions with respect to the policies. Mr. Liddy has also disclaimed any material interest in the transactions between the Company and General American or its affiliates. The Company expects that its business relationship with General American will continue and, as in the past, any transactions will be conducted in the ordinary course and on competitive terms.

The Board of Directors has adopted a written charter for the Audit Committee which is found in Appendix A of this proxy statement. The members of the Audit Committee are independent as that term is defined in Section 303.01(B)(2)(a) and 303.01(B)(3) of the listing standards of the New York Stock Exchange.

                 RALSTON PURINA COMPANY AUDIT COMMITTEE REPORT

The Audit Committee of the Ralston Purina Company Board of Directors (the Committee) is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission.

M. Darrell Ingram (Chair)
David R. Banks
John F. McDonnell
Katherine D. Ortega
Ronald L. Thompson

      ITEM 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The shares represented by your proxy will be voted (unless you indicate to the contrary) to ratify the selection of PricewaterhouseCoopers LLP, independent public accountants, to examine the financial statements of the Company for the fiscal year ending September 30, 2001. That firm has performed this function for the Company since 1955. A partner of PricewaterhouseCoopers LLP will be present at the 2001 annual meeting and will have the opportunity to make a statement and respond to questions from shareholders.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the passage of this item.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

     ITEM 3. PROPOSAL TO APPROVE THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF DIRECTORS

The Board of Directors recommends that Article 9 of the Company's Restated Articles of Incorporation, regarding indemnification of Directors, officers and others, be amended to add a provision concerning the liability of directors authorized by a recent amendment to the Missouri General and Business Corporations Law. The proposed provision would limit the personal liability of directors for monetary damages under the circumstances permitted by the law.

Improves ability to attract and retain qualified directors. In recruiting new directors, there is a concern that qualified persons might be reluctant to serve as directors because of the liability exposure and the risk of substantial personal expense incurred in defending meritless lawsuits. These lawsuits can be expensive to defend and take considerable time and effort. In view of the costs and uncertainties of litigation in general, it is often deemed prudent to settle such proceedings in which claims against a director are made. Settlement amounts, even if minor compared to the enormous amounts frequently claimed, could easily exceed the personal assets of most individual director defendants. As a result, an individual director might be justified in concluding that potential exposure to the costs and risks of proceedings in which he or she may become involved outweighs any benefit from serving as a director of a public corporation. This is particularly true for directors who are not also officers or employees of the corporation concerned.

New Missouri statute patterned after 1986 Delaware law. In recognition of the need to provide adequate protection to individuals in order to persuade them to serve as directors, in 1986 the Delaware legislature adopted an amendment to the Delaware corporation laws allowing shareholders to limit the personal liability of directors of Delaware corporations under some circumstances. In subsequent years, over thirty other states have adopted similar statutes.

The Missouri legislature in 2000 adopted a statute, R.S.Mo. Section 351.055(9), that is similar to the Delaware law. The new law allows a Missouri corporation, such as the Company, with shareholder approval, to amend its Articles of Incorporation to eliminate or limit the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Under the law, no such provision may eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to provisions of the law which make directors personally liable for unlawful dividends, or (d) for any transaction from which the director derived an improper personal benefit.

Amendment would supplement directors' existing rights of indemnification and eliminate liability to the fullest extent permitted by Missouri law. Although Ralston has been able to recruit and retain qualified directors, the Board believes all appropriate steps should be taken to protect directors against personal liability so that qualified persons will continue to be willing to serve. The Board also believes that directors can best exercise their business judgment in the interests of the Company if that judgment does not subject their personal assets to claims simply because others, with the benefit of hindsight, disagree with the directors' business judgment.

Accordingly, the Board is seeking shareholder approval to amend the Company's Restated Articles of Incorporation to add a new sentence to Article 9 that would eliminate directors' liability to the fullest extent permitted by Missouri law. The Company's directors are already indemnified to the fullest extent permitted by law pursuant to existing language in Article 9 as well as indemnity agreements with each director which were authorized under Article 9. The proposed limitation of liability provision will supplement existing indemnification rights of directors under the Company's Articles and the indemnification agreements.

Potential impact on directors' and officers' liability insurance obtained by Company. Although the Company has been able to obtain directors' and officers' liability insurance, the Company's current policies expire periodically. Since the 1980s, there has been a significant increase in claims, suits and other proceedings seeking to impose liability on directors of publicly held corporations. At the outset of this period, there was a decrease in the availability of directors' and officers' liability insurance to protect against such liability as well as reductions in the scope of such insurance coverage. While this market has since stabilized and improved, in any event, the cost of such coverage can be high. The Company believes that the amendment to Article 9 may make it easier in the future to obtain such insurance, possibly at lower premiums, particularly if the markets for such insurance coverage should again become more difficult.

No alteration of duties of directors; limitation on financial liability. While, to the knowledge of the Company, the new Missouri law has not yet been the subject of any judicial interpretation, the Company believes that the proposed addition to Article 9 will be effective to limit the financial liability of directors if an action is brought asserting certain alleged breaches of their duties as directors. However, this change would not alter the duties of a director. Thus, Article 9, as amended, would have no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of his or her duties. The new provision would also only affect the monetary liability of directors to the Company and its shareholders.

Liabilities which may arise out of director conduct occurring prior to the adoption of this new language would not be affected. In addition, the provision would apply only to claims against directors arising out of an individual's role as a director, and would not apply to liabilities arising out of that person's role as an officer or in any other capacity other than as a director.

Impact of future changes in Missouri law. The amendment to Article 9 is intended to provide the Company's directors with the maximum protection afforded by Missouri law. Thus, if future changes in Missouri law permit further limitation of such liability, those changes would become automatically effective under the proposed new language in Article 9.

No notice of pending claims. The Company has not received any notice of any claim or proceeding to which the new provision in Article 9 might apply. In fact, no action has ever been brought against a director of the Company arising out of the performance of his or her duties as a director. In addition, the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or potential director.

Impact of amendment on Company, shareholders and directors. The Board recognizes that, if the proposed amendment is adopted, its principal effect would be that the shareholders of the Company will be giving up potential future rights of action against directors for some alleged breaches of duty. It should be noted that the Board has a personal interest in having the shareholders approve the proposed amendment, to the potential detriment of the Company and its shareholders. However, given the potential liabilities which face the directors of publicly held corporations, the Board believes that the proposed amendment is in the best interests of the Company and its shareholders because it should protect the Company's ability to continue to attract and retain qualified directors and will reduce the Company's monetary exposure under its indemnification obligations to directors.

The proposal would also include minor changes to the paragraph to update the language in this Article to include references to the feminine gender as well as the masculine.

The new language proposed to be added to the first paragraph of Article 9 of the Restated Articles of Incorporation is noted below in boldface type.

"ARTICLE 9 - Indemnification of Directors, Officers and Others

Right to Indemnification

The Company shall indemnify any person who is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company) by reason of the fact that he or she is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The liability of the Company's directors to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporations Law."

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the passage of this item.

The Board of Directors recommends a vote FOR the amendment of the Company's Restated Articles of Incorporation to limit the liability of Directors.

  ITEM 4. PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION TO DELETE
                  OBSOLETE REFERENCES TO ESOP PREFERRED STOCK

Effective December 31, 1998, the Company redeemed the outstanding shares of its Series A ESOP Convertible Preferred Stock held in the Company's Savings Investment Plan. After that date, no shares of the ESOP Preferred Stock remained outstanding. The Board recommends that Article Three, Paragraph C of the Company's Restated Articles of Incorporation be amended to eliminate language setting forth certain provisions of default which are now obsolete because they were related solely to the terms of such shares of ESOP Preferred Stock. All other provisions of Article Three, Paragraph C shall remain unchanged.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the passage of this item.

The Board of Directors recommends a vote FOR the proposal to approve the amendment of the Restated Articles of Incorporation to delete obsolete references to ESOP Preferred Stock that has been redeemed.

                                OTHER BUSINESS

The Board knows of no business which will be presented at the 2001 annual meeting other than that described above. The Company's Bylaws provided that shareholders could bring matters before an annual meeting only if they gave timely written notice of the matter to be brought at least 45 days before the month and day that the Company's proxy statement for the prior year's annual meeting was mailed. No such notice with respect to the 2001 annual meeting was received by October 27, 2000, the deadline for the meeting.

                          STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists the persons known by the Company to beneficially own at least 5% of the Company's Common Stock as of November 1, 2000.

    Name and Address                                   Amount and Nature of        % Of Shares        Explanatory
    Of Beneficial Owner            Title of Class      Beneficial Ownership       Outstanding(A)         Notes
    -------------------            --------------      --------------------       --------------         -----
Bank of America Corporation         Common Stock            16,499,335                5.35%               (B)
Global Corporate & Investment
Banking Compliance
100 North Tryon Street
Charlotte, NC 28255

(A) The number of shares outstanding used in this calculation was the number actually outstanding on November 1, 2000.

(B) Based on a written statement from the shareholder, this amount includes shares of Common Stock owned by subsidiaries of Bank of America Corporation ("Bank of America"). Of these shares, Bank of America has voting and investment powers as follows: sole voting 3,279,935 shares; shared voting 13,117,377 shares; sole investment 2,780,074 shares; and shared investment 13,256,189 shares. Of such shares, voting or investment power for 2,359,442 and 2,640,621 shares are shared with Donald Danforth, Jr. and William H. Danforth, respectively, both of whom are Directors of the Company (see Common Stock Ownership of Directors and Executive Officers table).

The table below contains information regarding stock ownership of directors and executive officers as of November 1, 2000. It does not reflect any changes in ownership that may have occurred after that date.

            COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      ==========================================================================

                           Shares held      Options
         Directors         in Savings      Exercisable              Shares            % of Shares
            And            Investment     Within 60 Days          Beneficially        Outstanding
      Executive Officers    Plan (A)                                Owned                (B)

      ======================================================================================================
      David R. Banks                                                     306                   *
      ------------------------------------------------------------------------------------------------------
      John H. Biggs                                             6,105 (C)(D)                   *
      ------------------------------------------------------------------------------------------------------
      Donald Danforth, Jr.                               3,496,555 (C)(D)(E)                 1.10
      ------------------------------------------------------------------------------------------------------
      William H. Danforth                                2,783,799 (C)(D)(F)                   *
      ------------------------------------------------------------------------------------------------------
      David C. Farrell                                            76,422 (D)                   *
      ------------------------------------------------------------------------------------------------------
      M. Darrell Ingram                                           11,332 (G)                   *
      ------------------------------------------------------------------------------------------------------
      Richard A. Liddy                                                 3,000                   *
      ------------------------------------------------------------------------------------------------------
      John F. McDonnell                                        15,387 (D)(H)                   *
      ------------------------------------------------------------------------------------------------------
      Katherine D. Ortega                                              5,094                   *
      ------------------------------------------------------------------------------------------------------
      William P. Stiritz                   1,737,899           2,873,329 (I)                   *
      ------------------------------------------------------------------------------------------------------
      Ronald L. Thompson                                             400 (D)                   *
      ------------------------------------------------------------------------------------------------------
      W. Patrick McGinnis     16,969         691,615          954,005 (D)(J)                   *
      ------------------------------------------------------------------------------------------------------
      Terence E. Block        15,223         202,713                 219,059                   *
      ------------------------------------------------------------------------------------------------------
      James R. Elsesser       15,354         555,040             882,505 (K)                   *
      ------------------------------------------------------------------------------------------------------
      Franklin W. Krum         2,940          23,310                  26,250                   *
      ------------------------------------------------------------------------------------------------------
      William H. Sackett      22,393          95,586                 133,057                   *
      ------------------------------------------------------------------------------------------------------
      All Officers and       108,250       3,684,423              11,768,778                 3.77
      Directors
      ======================================================================================================

In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options.

(A) Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company's Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in separate funds in which participants acquire units. Such funds also hold varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the funds and the market price of the stock.

(B) The number of shares outstanding is the sum of (1) the number actually outstanding on November 1, 2000, and (2) the number of shares of Common Stock which would be issued if options exercisable within 60 days of that date were exercised.

(C) Excludes 7,602,000 shares of Common Stock held by the Danforth Foundation, St. Louis, Mo. Messrs. Biggs, Danforth and Dr. Danforth are three of the ten trustees of the Foundation and disclaim beneficial ownership of its shares.

(D) Excludes 3,338,262 shares of Common Stock held by Washington University, St. Louis, Mo. Messrs. Biggs, Farrell, McDonnell, McGinnis, Thompson and Dr. Danforth serve on the University's Board of Trustees, which consists of 54 members. All of the directors disclaim beneficial ownership of those shares.

(E) Mr. Danforth has sole voting and investment powers respecting 776,315 shares of Common Stock. He shares voting and/or investment powers with respect to 2,405,453 shares, and disclaims beneficial ownership of 46,011 of those shares held in a trust. Included are 314,787 shares of Common Stock owned by his wife.

(F) Dr. Danforth has sole voting and investment powers respecting 155,295 shares of Common Stock. He shares voting and/or investment powers with respect to 2,628,504 shares, but disclaims beneficial ownership of 143,178 of those shares held in a trust.

(G)  Includes 814 shares of Common Stock owned by his wife.

(H) Mr. McDonnell has sole voting and investment powers respecting 6,105 shares of Common Stock. He shares voting and investment powers respecting 9,282 shares of Common Stock.

(I)  Included are 102,477 shares of Common Stock owned by his wife.

(J)  Included are 5,607 shares of Common Stock owned by his wife.

(K) Excludes 5,193,015 shares of Common Stock held to fund retirement benefits by the Ralston Purina Retirement Plan Trust of which Mr. Elsesser is one of four trustees who collectively exercise voting and investment power. Mr. Elsesser disclaims beneficial ownership of those shares.

                            EXECUTIVE COMPENSATION

The following table shows compensation for each of the last three fiscal years for the Chief Executive Officer and the Chief Financial Officer. The table shows compensation for the last fiscal year for the other three most highly compensated officers who were designated as executive officers in fiscal year 2000. These five officers are referred to as "Named Executive Officers".

                          SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                          Annual Compensation                              Compensation
                                          -------------------                                (Awards)
                                                                                             --------
                                                                                     Securities     Leveraged
                                                                    Other Annual     Underlying     Incentive      All Other
                                                                    Compensation       Options        Plan        Compensation
 Name and Principal Position     Year    Salary($)    Bonus($)           ($)             (#)           ($)           ($)(1)
 ---------------------------     ----    ---------    --------           ---             ---                         ---

W. P. McGinnis                  2000      $800,000     $1,100,000     $18,786         900,000       $      0       $66,616
Chief Executive Officer         1999      $650,000     $  825,000     $18,410         225,000       $670,870       $276,244
& President                     1998      $600,000     $  638,400     $60,909         402,170       $      0       $240,357



T. E. Block                     2000      $237,083     $  300,000     $14,027         200,000       $      0       $84,953
Chief Operating Officer
North American Pet Foods

J. R. Elsesser                  2000      $410,000     $  350,000     $ 7,277         400,00        $      0       $175,763
Vice President,  Chief          1999      $365,000     $  318,820     $ 6,894         100,000       $420,873       $176,766
Financial Officer and           1998      $350,000     $  279,125     $ 6,992         203,825       $      0       $170,879
Treasurer


F. W. Krum                      2000      $386,500     $  275,000     $     0          66,700       $      0       $      0
Chairman, Pet Products
International

W. H. Sackett                   2000      $231,917     $  270,000     $ 7,113         200,000       $      0       $ 45,898
Chief Administrative Officer

(1) The amounts shown in this column with respect to fiscal year 2000 consist of the following:

(i)  Above market interest accrued with respect to deferrals under the Fixed
     ---------------------
     Benefit Option of the Deferred Compensation Plan for Key Employees:

          |_|      Mr. McGinnis, $3,943
          |_|      Mr. Block, $3,004
          |_|      Mr. Elsesser, $4,244
          |_|      Mr. Krum, $0
          |_|      Mr. Sackett, $2,903
(ii) the Savings Investment Plan and Executive Savings Investment Plan --
     -----------------------------------------------------------------

Company matching contributions or accruals:

          |_|      Mr. McGinnis, $19,000
          |_|      Mr. Block, $2,371
          |_|      Mr. Elsesser, $4,100
          |_|      Mr. Krum, $0
          |_|      Mr. Sackett, $4,221

The amounts shown do not include benefits which were accrued by the Named Executive Officers in the

Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the information about the PensionPlus Match Account found on page ____.

(iii) the Deferred Compensation Plan for Key Employees -- a Company match of
      ------------------------------------------------
25% of amounts deferred under the Equity Option:
          [_]      Mr. McGinnis, $0
          [_]      Mr. Block, $75,000
          [_]      Mr. Elsesser, $87,500
          [_]      Mr. Krum, $0
          [_]      Mr. Sackett $33,750

(iv)  Split-dollar life insurance premiums paid by the Company, which will be
      --------------------------------------------------------
repaid on a specified future date, valued by multiplying the premiums outstanding during the fiscal year by the Company's weighted average short-term borrowing rate during the year:
          [_]      Mr. McGinnis, $43,673
          [_]      Mr. Block, $4,578
          [_]      Mr. Elsesser, $79,919
          [_]      Mr. Krum, $0
          [_]      Mr. Sackett, $5,024

               Restricted Stock Award Granted in November, 2000

On November 16, 2000, the Committee approved an award to Mr. McGinnis of 600,000 shares of restricted Common Stock of the Company under the 1999 Incentive Stock Plan. The Committee considered the award in light of its retention value as well as incentive to maximize shareholder value.

The shares are restricted against transfer or pledge until the earliest of the following to occur:
[_] November 16, 2005
[_] A change in control of the Company
[_] Involuntary termination of employment (other than for cause)
[_] Death
[_] Total and permanent disability

Restricted shares are subject to forfeiture if Mr. McGinnis is terminated for cause, engages in competition with the Company, acts contrary to the best interests of the Company or voluntarily terminates employment with the Company prior to November 16, 2005. The terms of the award provide that, for a period of five years after a change in control of the Company, Mr. McGinnis may not engage in competition with the Company with respect to any business conducted by the Company or its affiliates immediately prior to such change in control. A change in control is defined as (i) a change in the membership of the Board such that continuing Directors cease to constitute at least a majority of the Board; or
(ii) the acquisition of beneficial ownership of 50% or more of the outstanding shares of the Company. Dividends paid on the restricted shares will be held in escrow subject to the same restrictions applicable to the underlying shares, and will be credited with interest equal to the prime rate. Mr. McGinnis will retain the right to vote the shares during the period they remain restricted against transfer or pledge.

                       OPTION GRANTS IN LAST FISCAL YEAR

==================================================================================================================

          (a)                     (b)                (c)               (d)             (e)             (f)
                               Number of          % of Total       Exercise or      Expiration      Grant Date
                               Securities          Options         Base Price          Date        Value ($)(6)
                           Underlying Options     Granted to         ($/Sh)
         Name                 Granted (#)        Employees in
                                                 Fiscal Year

------------------------------------------------------------------------------------------------------------------
W. P. McGinnis               500,000 (1)(2)          12.3%            $18.25         4-17-10           $4,845,000
------------------------------------------------------------------------------------------------------------------
                             400,000 (1)(3)           9.8%            $22.25         9-20-10           $4,652,000
------------------------------------------------------------------------------------------------------------------
T.E. Block                   100,000 (1)(3)           2.5%            $18.25         4-17-10           $  969,000
------------------------------------------------------------------------------------------------------------------
                             100,000 (1)(3)           2.5%            $22.25         9-20-10           $1,163,000
------------------------------------------------------------------------------------------------------------------
J. R. Elsesser               250,000 (1)(4)           6.2%            $18.25         4-17-10           $2,422,500
------------------------------------------------------------------------------------------------------------------
                             150,000 (1)(5)           3.7%            $22.25         9-20-10           $1,744,500
------------------------------------------------------------------------------------------------------------------
F. W. Krum                    26,700 (1)(3)           .65%            $18.25         4-17-10           $  258,723
------------------------------------------------------------------------------------------------------------------
                              40,000 (1)(3)           1.0%            $22.25         9-20-10           $  465,200
------------------------------------------------------------------------------------------------------------------
W. H. Sackett                100,000 (1)(3)           2.5%            $18.25         4-17-10           $  969,000
------------------------------------------------------------------------------------------------------------------
                             100,000(1)(3)            2.5%            $22.25         9-20-10           $1,163,000
==================================================================================================================

(1) Options to acquire shares of Common Stock were granted at market price on date of grant. The options have a reload feature in which the optionee who, prior to termination of employment, exercises an option with shares of Company stock held at least six months will receive a new option for the same number of shares surrendered. The reload option will be granted at the then-current market price, will be exercisable after one year and will have a term equal to the balance of the term that would have been available under the original option.

(2) Option becomes exercisable at the rate of 50% of total shares on the anniversary of the date of grant in each of the years 2001 and 2002; and becomes fully exercisable upon death, declaration of permanent and total disability, change in control of the Company, or involuntary termination of employment other than for cause.

(3) Options become exercisable at the rate of 25% of total shares on the anniversary of the date of grant in each of the years 2002, 2003, 2004 and 2005; and become fully exercisable upon death, declaration of permanent and total disability, voluntary termination of employment at or after age 55 with 15 years of service or at or after age 62, change in control of the Company, or involuntary termination of employment other than for cause.

(4) Option becomes exercisable at the rate of 33-1/3% of total shares on the anniversary of the date of grant in each of the years 2003, 2004 and 2005; and becomes fully exercisable upon death, declaration of permanent and total disability or change in control of the Company.

(5) Option becomes exercisable at the rate of 25% of total shares on the anniversary of the date of grant in each of the years 2002, 2003, 2004 and 2005; and becomes fully exercisable upon death, declaration of permanent and total disability, voluntary termination of employment at or after April 1, 2003, change in control of the Company, or involuntary termination of employment other than for cause.

(6) Calculated using the binomial option pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $18.25 and $22.25 per share for the 4/17/10 and 9/20/10 options respectively, a ten year volatility assumption of 23.83% and 23.91% for the 4/17/10 and 9/20/10 options respectively, a current dividend yield of 0% for both options and a risk-free rate of return of 6.41% and 6.17% for the 4/17/10 and 9/20/10 options respectively, which was derived from the treasury zero-coupon yield curve. The Company has elected to illustrate the potential realizable value using the binomial option pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent the Company's estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.

                         FISCAL YEAR END OPTION VALUES

====================================================================================================================================
                                                                 Number of Unexercised            Value of Unexercised In-the-Money
                                                                  Options at FY-End(#)                  Options At FY-End($)
------------------------------------------------------------------------------------------------------------------------------------
           Name           Shares             Value           Exercisable          Unexercisable         Exercisable    Unexercisable
                         Acquired on     Realized ($)
                         Exercise (#)
------------------------------------------------------------------------------------------------------------------------------------
    W. P. McGinnis      510,381         $5,009,146       610,151               1,928,784            $5,970,047         $7,935,902
------------------------------------------------------------------------------------------------------------------------------------

    T. E. Block               -                  -       188,741                 417,825            $2,204,428         $1,554,594
------------------------------------------------------------------------------------------------------------------------------------

    J. R. Elseasser     510,381         $4,991,160       511,592                 986,633            $5,595,890         $4,654,516
------------------------------------------------------------------------------------------------------------------------------------

    F. W. Krum                -                -          15,163                 140,265            $   31,852         $  391,807
------------------------------------------------------------------------------------------------------------------------------------

    W. H. Sackett             -                -          81,614                 407,299            $  781,059         $1,536,813
====================================================================================================================================


                                 RETIREMENT PLAN

The Ralston Purina Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

Final Average Earnings Formula. Annual benefits for Mr. Elsesser and Mr. Krum, as well as other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement).

Account-Based Formula. Retirement benefits for Mr. McGinnis, Mr. Block and Mr. Sackett were accumulated under the Final Average Earnings formula described above until December 31, 1998. At that time, as a result of a one-time election opportunity offered to all administrative employees participating in the Retirement Plan, these officers elected to earn their benefits under a new "account based" benefit formula. Under this benefit formula, a participant's "base" single sum retirement benefit is calculated by multiplying the participant's Final Average Earnings by a gross percentage that is accumulated over a participant's working lifetime. The first five years of participant's employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this "base" single sum benefit, an additional

"excess" single sum benefit is calculated as the amount of the participant's Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2000, $35,100) multiplied by a percentage calculated as 3.5% of the participant's actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity which is the actuarial equivalent of the single sum amount. In no event, however, can the amount of this annuity be less than the annuity that the participant earned as of December 31, 1998 under the Final Average Earnings benefit formula described in the preceding paragraph.

With respect to Mr. Elsessser and Mr. Krum, the following table shows the estimated annual retirement benefits, in the form of a single life, 5-year certain annuity beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including these Named Executive Officers, who elected to retain the Final Average Earnings Formula. To the extent Mr. Elsesser's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Mr. Krum does not participate in the unfunded plan, and thus his benefits are accrued based only on his compensation up to the limits imposed under the IRS rules. Those limits were $150,000 in 1996, $160,000 in 1997 through 1999 and $170,000 in 2000. The table reflects benefits prior to the reduction for social security benefits described above.

                             RETIREMENT PLAN TABLE
               Final Average Earnings Formula - Annuity Payments

                                                   Years of Service
                      --------------------------------------------------------------------------
Final Average
  Earnings           5        10       15       20       25         30         35         40

    $150,000   $11,250   $22,500  $33,750  $45,000  $56,250    $67,500    $78,750    $90,000
    $200,000   $15,000   $30,000  $45,000  $60,000  $75,000    $90,000   $105,000   $120,000
    $300,000   $22,500   $45,000  $67,500  $90,000 $112,500   $135,000   $157,500   $180,000
    $400,000   $30,000   $60,000  $90,000 $120,000 $150,000   $180,000   $210,000   $240,000
    $500,000   $37,500   $75,000 $112,500 $150,000 $187,500   $225,000   $262,500   $300,000
    $600,000   $45,000   $90,000 $135,000 $180,000 $225,000   $270,000   $315,000   $360,000
    $700,000   $52,500  $105,000 $157,500 $210,000 $262,500   $315,000   $367,500   $420,000
    $800,000   $60,000  $120,000 $180,000 $240,000 $300,000   $360,000   $420,000   $480,000
  $1,000,000   $75,000  $150,000 $225,000 $300,000 $375,000   $450,000   $525,000   $600,000
  $1,200,000   $90,000  $180,000 $270,000 $360,000 $450,000   $540,000   $630,000   $720,000
  $1,400,000  $105,000  $210,000 $315,000 $420,000 $525,000   $630,000   $735,000   $840,000
  $1,500,000  $112,500  $225,000 $337,500 $450,000 $562,500   $675,000   $787,500   $900,000
  $1,600,000  $120,000  $240,000 $360,000 $480,000 $600,000   $720,000   $840,000   $960,000
  $1,800,000  $135,000  $270,000 $405,000 $540,000 $675,000   $810,000   $945,000 $1,080,000
  $2,000,000  $150,000  $300,000 $450,000 $600,000 $750,000   $900,000 $1,050,000 $1,200,000
  $2,200,000  $165,000  $330,000 $495,000 $660,000 $825,000   $990,000 $1,155,000 $1,320,000
  $2,400,000  $180,000  $360,000 $540,000 $720,000 $900,000 $1,080,000 $1,260,000 $1,440,000
  $2,600,000  $195,000  $390,000 $585,000 $780,000 $975,000 $1,170,000 $1,365,000 $1,560,000

The following table shows the estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment to Mr. McGinnis, Mr. Block, Mr. Sackett and other administrative employees who elected the Account-Based Formula described above. To the extent that their compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The annuity amount that would be payable as of a participant's Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 9.3% of the participant's stated single sum balance credited with compound interest at a rate of 3.0% per annum from the participant's date of termination to the participant's 65th birthday.

                                RETIREMENT PLAN TABLE
                      Account-Based Formula - Lump Sum Payment
                                  Years of Service
                  -------------------------------------------------

     Final Average
     Earnings            15          20          25          30

         $  300,000  $  373,000  $  539,000  $  736,000  $  933,000
         $  400,000  $  503,000  $  727,000  $  991,000  $1,255,000
         $  500,000  $  633,000  $  914,000  $1,246,000  $1,578,000
         $  600,000  $  763,000  $1,102,000  $1,501,000  $1,900,000
         $  700,000  $  893,000  $1,289,000  $1,756,000  $2,223,000
         $  800,000  $1,023,000  $1,477,000  $2,011,000  $2,545,000
         $1,000,000  $1,283,000  $1,852,000  $2,521,000  $3,190,000
         $1,200,000  $1,543,000  $2,227,000  $3,031,000  $3,835,000
         $1,400,000  $1,803,000  $2,602,000  $3,541,000  $4,480,000
         $1,500,000  $1,933,000  $2,789,000  $3,796,000  $4,803,000
         $1,600,000  $2,063,000  $2,977,000  $4,051,000  $5,125,000
         $1,800,000  $2,323,000  $3,352,000  $4,561,000  $5,770,000
         $2,000,000  $2,583,000  $3,727,000  $5,071,000  $6,415,000
         $2,200,000  $2,843,000  $4,102,000  $5,581,000  $7,060,000
         $2,400,000  $3,103,000  $4,477,000  $6,091,000  $7,705,000
         $2,600,000  $3,363,000  $4,852,000  $6,601,000  $8,350,000

PensionPlus Match Account

Beginning on January 1, 1999, to the extent that each of the Named Executive Officers has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the pension plan. The single sum amount credited to the individual's account each year is equal to 300% of the first 1% or 1.75% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP. The amounts so credited each year to the nominal account are further credited each plan year with interest at a rate equal to the average 30-year U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant upon termination of employment in the form of a lump sum or an equivalent annuity. For fiscal year 2000, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. With the exception of Mr. Krum, to the extent a Named Executive Officer's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

Mr. McGinnis: $109,284
Mr. Block: $21,729
Mr. Elsesser: $31,695
Mr. Krum: $18,349
Mr. Sackett: $31,424

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2000, the following whole years of credited service:
Messrs. McGinnis - 28 years; Block - 22 years; Elsesser - 15 years; Krum - 4 years and Sackett - 29 years. Earnings used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary, Bonus and Leveraged Incentive Plan columns in the Summary Compensation Table on page ___.

                                 GRANTOR TRUST

The Company has established and funded an irrevocable grantor trust to provide a source of funds to assist the Company in meeting its obligations under certain employee benefit plans and programs in which the Named Executive Officers, as well as other employees, participate. At the present time, assets of the trust consist of the Company's Common Stock and life insurance policies. In the event that the Company is in default of its funding obligations under the trust, payment of obligations under those plans and programs will immediately accelerate unless the employee elects to defer payment.

         CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Stock options and restricted stock awards granted from time to time to employees, including the Named Executive Officers, under the Company's Incentive Stock Plans generally provide for acceleration of vesting in the event of a change in control of the Company.

In May, 1999, the Company entered into Management Continuity Agreements with its executive officers and certain other key employees, replacing agreements previously in effect. In addition, a new Management Continuity Agreement was entered into with Mr. McGinnis in _____, 2000.

The agreements have a term of five years from their effective date, and provide that the executives will receive severance compensation in the event of their qualifying termination after a change in control of the Company. A change in control is defined as:

[_] A change in the membership of the Board such that continuing directors cease to constitute at least a majority of the Board;

[_] The acquisition of beneficial ownership of 50% or more of the outstanding shares of the Company; and

[_] In the case of Messrs. McGinnis, Block, Krum and Sackett, a sale of all or substantially all of the pet products business; or in the case of Mr. Elsesser, the disposition of more than 1/3 of the net earnings or net assets of the Company within one year.

A qualifying termination is defined as a voluntary or involuntary termination of employment within four years after a change in control, with respect to Mr. McGinnis, and three years with respect to Mr. Elsesser. With respect to Messrs. Block, Krum and Sackett, a qualifying termination includes voluntary or involuntary termination within two years after a change in control, but excludes voluntary termination if the executive retains substantially the same employment after a change in control arising from the sale of substantially all of the pet products assets of the Company.

The spin-off of Energizer Holdings, Inc. by the Company on April 1, 2000 constituted a change in control for purposes of Mr. Elsesser's Agreement, and benefits under that Agreement would be payable upon his voluntary or involuntary termination of employment from the Company.

The compensation payable under the Agreements would be equal to the present value of the executive's "Base Compensation" calculated as if it were payable monthly over a period of up to four years (for Mr. McGinnis), up to three years (for Mr. Elsesser) or up to two years (for Messrs. Block, Krum and Sackett). "Base Compensation" is defined as the sum of a one month's pro rata portion of the executive's salary, most recent annual bonus and Leveraged Incentive Plan awards earned or paid prior to the termination of employment. The applicable four-, three- or two-year "Payment Periods" would be reduced for each complete year the executive remains employed following the change in control.

Other payments include:

[_] A lump sum equal to the present value of defined benefit plan pension benefits that would have been accrued had the executive remained employed during the relevant Payment Period;
[_] Continuation, if applicable premiums are paid by the executive, of life, health, accident and disability benefits for the same period; and
[_] Pension bridging payments for executives who are between the ages of 48 and 55 at the time of their qualifying termination. Those payments will be calculated as if the executive were age 55 but with years of service equal to the service credited in the Company's Retirement Plan as of the date of the qualifying termination. The bridging payments will be paid in monthly installments as of the later of the date of the qualifying termination or the executive's 50/th/ birthday, and will continue until age 55.

No payments would be made if the executive terminates employment because of death, disability or for cause, as defined in the Agreement.

The Company will reimburse the executive for reasonable attorneys' fees incurred in enforcing payment of the benefits due under the Agreement.

Under Mr. McGinnis' Agreement, the Company has agreed to reimburse him for the impact of excise taxes, if any, imposed under the Internal Revenue Code with respect to payments which are contingent upon a change in control. In addition, the Agreement provides that he will refrain from engaging in competition with the Company's business for a period of time equal to the applicable Payment Period after a change in control and qualifying termination.

The Company intends to make a similar offer to its executive officers and other key executives, including Messrs. Elsesser, Block, Krum and Sackett, to reimburse them for the impact of excise taxes that may be imposed upon a change in control, subject to two conditions. As with Mr. McGinnis, such reimbursement would be contingent on the executives' refraining from engaging in competition with the Company's business after a change in control. In addition, the definition of a qualifying termination would be modified, for all executive officers other than Mr. McGinnis, to include voluntary or involuntary termination after a change in control, but to exclude voluntary termination after any change in control covered by the Management Continuity Agreement if the executive retains substantially the same employment after such change in control.

                           HUMAN RESOURCES COMMITTEE

                       REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee (the "Committee") consists entirely of non-employee directors free from relationships with the Company that might be considered a conflict of interest. It approves direct and indirect compensation of Executive Officers and administers and makes awards under the Company's shareholder-approved Incentive Stock Plan.

Compensation Philosophy

The Company's executive compensation program is designed to provide total compensation that can attract, retain and motivate key employees. The Committee has continued its tradition of using performance-based pay to link the interests of executives with those of shareholders. Under this approach, base pay is set at average or below average levels for comparable executive positions at comparison companies, while incentive programs are designed which can deliver total compensation considerably above average in the case of exceptional performance. In determining competitive pay standards, the Committee reviews data from published surveys of pay practices of other U.S.-based corporations, in the food and household products sectors, with which the Company may compete in recruiting and retaining executive talent.

The Committee has established compensation incentives to compensate its key executives in the form of annual, intermediate term and long term awards. The awards, which are a combination of cash-and stock-based, are intended to foster a management perspective that is in alignment with shareholders' interests. Executive stock ownership is explicitly encouraged through the design of the Company's incentive programs.

Salaries

The Committee establishes the salaries of key corporate executives based on its assessment of the individual's responsibilities, expertise, individual performance and contribution to the Company's performance. The Committee also takes into account compensation data from other companies as described above; historical compensation levels at the Company; and the competitive environment for attracting and retaining executives. In addition, in the case of Executive Officers other than the Chief Executive Officer, the Committee reviewed an assessment and recommendation from Mr. McGinnis. A more detailed summary of the Committee's rationale for its decision regarding salary for Mr. McGinnis is set forth below. The salaries for Named Executive Officers are set forth in the Summary Compensation Table on page __.

Annual Cash Bonus Award Program

Named Executive Officers have an opportunity to receive an annual performance-based cash incentive award under the Ralston Purina Company Executive Incentive Compensation Plan (the "EICP"). This Plan, which was approved by shareholders at the January, 2000 annual meeting, permits the Company to deduct annual performance-based cash incentives without mandating their deferral in the event certain IRS-imposed compensation limits are surpassed with respect to the Executive Officer. Under the Plan, a bonus pool was calculated based on 2% of the greater of (i) the Company's earnings from continuing operations before income taxes, equity earnings and extraordinary items or (ii) net cash flow from operations, as reported in the Company's audited financials for the fiscal year. The Committee then allocated a portion of the bonus pool to each Named Executive Officer, and exercised its discretion to award each a cash bonus based on an assessment of his individual performance and on the overall performance of the Company. In no event did any cash award exceed the recipient's allocated portion of the bonus pool.

Mr. McGinnis. The Committee reviewed Mr. McGinnis' personal performance, as well
------------
as the performance of the Company as a whole, in determining his annual cash bonus award. The subjective evaluation of his personal performance took into account Mr. McGinnis' leadership in formulating and directing the Company's response in the past fiscal year to significant increases in competitive activity, difficult market dynamics affecting all channels of distribution, and the complexities of managing the Company's growing international pet products business. In addition, the Committee assessed Mr. McGinnis' role in leading the Company through the spin-off of its worldwide battery products business, while maintaining momentum in both the pet products and battery businesses. The personal performance component was weighted at approximately 20% of the total bonus award, and Company performance was weighted at approximately 80% of the total bonus award. Company performance was measured as the Company's pro forma earnings per share for fiscal year 2000 compared to the prior year.

Named Executive Officers. Bonuses for other Named Executive Officers were
------------------------
measured on a combination of Company performance and a subjective assessment of individual performance. As with Mr. McGinnis, Company performance was determined by measuring pro forma earnings per share for fiscal year 2000 compared to the prior year. Individual performance evaluations were based on a subjective assessment of factors including the quality and execution of strategic plans, organizational and management development and ability to meet the challenges of increased competition and consolidation at the retail and manufacturing level.

Intermediate Incentive Awards

Upon approval of the Executive Incentive Compensation Plan described above, Mr. McGinnis and Mr. Elsesser agreed with the Company to amend their respective 1998 Leveraged Incentive Plan awards (the "1998 LIP") to make them subject to the terms and conditions of the EICP governing intermediate incentive awards, while remaining subject to the performance goals established for all outstanding 1998 LIP awards. Under the EICP, intermediate incentive awards potentially payable to each Plan participant are capped at $4 million. The Committee has determined that, subject to the dollar limit, the awards will be calculated based on the same criteria set forth in the 1998 LIP.

The 1998 LIP may pay, at the end of its term, a cash award ("Base Award") equal to a percentage of a participant's three years' aggregate base salary if certain performance goals are reached. From the start of the LIP until after the spin-off of the battery products business on April 1, 2000, the benchmarks were based on total shareholder return ("TSR"), measuring Common Stock price appreciation plus reinvested dividends and, potentially, certain business unit earnings benchmarks. The Committee believed that the LIP measures should be adjusted in light of the spin-off. Consequently, the Committee approved the amendment of all outstanding 1998 LIP awards remaining after completion of the spin-off of the battery products business, to calculate their Base Award over the entire term of the LIP based on controllable earnings.

The 1998 LIP also provides for a "Peer Group" award if TSR during the performance period meets or exceeds the 75th percentile of the TSR for a peer competitor group of the Company. Prior to the spin-off, the peer group was defined to include selected companies which were competitors of the battery products business and the pet products business. After the spin-off, the Committee also amended all outstanding LIP awards to define the peer group, for the entire performance period, as the Standard & Poor's Food Index.

Deferrals of Bonus Awards

The Committee exercises its discretion in determining whether to permit eligible employees, including Executive Officers, to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan for Key Employees. The terms of that Plan may include, in any particular year, an additional Company match on deferrals in the Equity Option of the Plan. It has been determined that deferrals into the Equity Option of all or part of annual cash bonuses earned in fiscal year 2000 will be credited with a 25% Company match which is subject to certain vesting requirements. The Committee believes that this provision of the Plan further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents and adds a retention feature through the vesting requirement.

Stock Awards

Stock-based incentive awards consist principally of stock options and restricted stock awards which are granted from time to time under plans which have been approved by shareholders of the Company. The plan most recently submitted for shareholder approval is the 1999 Incentive Stock Plan. In general, the Committee bases its decisions to grant stock-based incentives on the number of shares of Common Stock outstanding, the number of shares of Common Stock authorized by shareholders under the current Incentive Stock Plan, the number of options and shares of restricted Common Stock held by the executive for whom an award is being considered and the other elements of the executive's compensation, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and a portion of bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria and its general policies. Stock options granted by the Committee entitle the recipient to purchase a specified number of shares of the Company's Common Stock, after certain vesting provisions have been met, at an option price which is equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive's compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Company's Common Stock. In addition, since the options "vest" serially, generally in three or four segments over a period of three to ten years after the date of grant, they function as a retention device while encouraging the executive to take a longer-term view about decisions impacting the Company.

Restricted stock awards consist of grants of the Company's Common Stock subject to certain restrictions. The restricted shares may not be sold, pledged or otherwise transferred until the restrictions lapse. Dividends, and interest on the dividends, accumulate until distributed when restrictions on the underlying shares lapse. Restricted stock awards further the goal of retaining key executives by encouraging stock ownership while linking executive performance with shareholder value.

Details of stock options awarded to Named Executive Officers of the Company in fiscal year 2000 are set forth on page __ of this Proxy Statement. The Committee approved a special one-time "Founder's Grant" of options to certain key executives, including the Named Executive Officers, in April, 2000 to provide a special performance incentive to unite key pet products and corporate division executives in focusing exclusively on the pet products business goals after the spin-off of the battery products business. In addition, in September, 2000, the Committee approved a grant of stock options to Named Executive Officers and other key executives based on the criteria for stock awards noted above.

Compensation for the Chief Executive Officer

Salary. The Committee reviewed data compiled by independent consultants
------
regarding base pay and overall compensation of chief executive officers of other food companies, and factored that information into its decision setting Mr. McGinnis' salary for fiscal year 2000. The Committee also took into account its assessment of Mr. McGinnis' past performance and the continuing importance of Mr. McGinnis' role as Chief Executive Officer during a time of significant transition for the Company as well as major changes in the competitive landscape of the pet products business.

Annual Bonus.  The Committee awarded an annual bonus to Mr. McGinnis based on
------------
qualitative and quantitative factors described under "Annual Cash Bonus Award Program" above.

Intermediate Term Incentive Plans. As described above, Mr. McGinnis participated
---------------------------------
in the EICP during fiscal year 2000. Compensation to be awarded under this plan will be determined based on Company performance through

September 30, 2001, which is the end of the three-year performance period established for the 1998 LIP award.

Stock Awards. In April, 2000, the Committee awarded Mr. McGinnis options to
------------
purchase 500,000 shares of the Company's common stock. In September, 2000, options to purchase 400,000 additional shares were granted to him. As with other grants under the Incentive Stock Plan, the options were granted at a price equal to the market value of the stock as of the date of grant. Details of the terms of those awards are found on page __.

The Committee authorized the April grant to Mr. McGinnis as a means of appropriately rewarding him in light of his competitive pay position, the strong performance of the pet products business under his leadership and his increased responsibilities as Chief Executive Officer of the Company. The September award was determined by reviewing current data derived from a survey of peer companies, taking into account the economic value of the median award most recently granted to the incumbent chief executive officers of those companies. This economic value was translated into equivalent value in options to purchase Company stock. The results were then evaluated in the context of competitive market pay and historical option grants, including the April grant, made to Mr. McGinnis.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The EICP described above was implemented to further the deductibility of executive compensation by allowing for the payment of performance-based compensation that is exempt from this million dollar limit. Additionally, the Committee has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. A portion of salary payable to Mr. McGinnis for fiscal year 2001 has been mandatorily deferred until such time as it is deductible by the Company. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

W. H. Danforth - Chairman
J. H. Biggs
M. D. Ingram
K. D. Ortega

                                PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company's forecast of future financial performance.

The line graph below compares cumulative total shareholder returns for Ralston Purina Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index.

       Comparison of Cumulative Total Return on $100 Invested in Ralston
         Purina Company Common Stock on September 30, 1995 vs. S&P 500
                             And S&P Food Indices

                                    [GRAPH]

                                Ralston          S&P 500           S&P Food

          09/30/1995            $100.00          $100.00            $100.00
          09/30/1996             120.63           120.34             123.55
          09/30/1997             158.13           169.00             163.56
          03/31/1998             190.63           198.11             195.93
          09/30/1998             158.81           184.29             173.42
          09/30/1999             153.41           235.53             163.78
          03/31/2000             152.34           276.78             136.69
          09/30/2000             174.88           266.82             155.18





On April 1, 2000, the Company issued a dividend of one share of Common Stock of Energizer Holdings, Inc. for every three shares of Company Common Stock then held. On April 1, 1998, the Company issued a dividend of one share of Common Stock of Agribrands International, Inc. for every ten shares of Company Common Stock then held. The Energizer and Agribrands shares received are assumed to be liquidated with the proceeds from such sales being reinvested in Company Common Stock. For the S&P 500 and the S&P Food Indices, cumulative returns are measured for the period September 30, 1995 through September 30, 2000, with the value of each index set to $100 on September 30, 1995. Total return assumes reinvestment of dividends.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

If you wish to submit proposals to be included in our 2001 proxy statement for the 2002 annual meeting, they must be received by us on or before August 11, 2001. Please address your proposals to: Office of the Secretary, Ralston Purina Company, Checkerboard Square, St. Louis, Missouri 63164. We will review any such proposal to determine whether or not to include it in the proxy statement and proxy in accordance with the regulations governing the solicitation of proxies.

Under our Bylaws, if you wish to nominate a director or bring other business before the shareholders at an annual meeting, you must notify the Secretary in writing between September 3, 2001 and October 3, 2001. Your notice must contain the specific information required in our Bylaws. Please note that these requirements relate only to matters you wish to bring before the shareholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Secretary of Ralston Purina at the address set forth above. A copy of the Bylaws will be filed as an exhibit to our Annual Report on Form 10-K for the 2000 fiscal year and will be available at the Securities and Exchange web site (http://www.sec.gov).

                              By order of the Board of Directors,



                              Nancy E. Hamilton
                              Secretary

December __, 2000

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER

I.       Purpose

         The Audit Committee (the "Committee") of the Board of Directors (the "Board") serves as the representative of the Board for general oversight of the financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and ethical business standards of the Company.

         Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

II.      Membership and Qualifications

         The Board of Directors shall appoint the Committee members, all of whom shall be Directors. The Committee shall consist of at least three Directors. The Committee shall meet the requirements of a Qualified Audit Committee as set forth in the rules of the New York Stock Exchange. The Board may also appoint an individual, who need not be a Director, to serve as Secretary to the Committee.

III.     Term

         Each member of the Committee shall hold office until the earliest of the following shall occur: his or her successor member is elected, or he or she dies, resigns or is removed, or until he or she ceases to be a Director.

IV.      Duties

         The Committee will meet at such times and from time to time as it deems to be appropriate, but no less than two times a year with representatives from the independent public accountant and appropriate representatives of management. The Committee shall also provide the independent accountants and internal auditors with appropriate opportunities to meet privately with the Committee. Its duties are to:

         1. Recommend annually to the Board of Directors the selection or reappointment of the independent public accountant. The independent accountant is ultimately accountable to the Committee and Board;

     2. Review the audit scopes and plans, and the associated fees, of the independent public accountant with management and the auditors;

     3. Review with management and the independent public accountant, the annual financial statements and results of the independent accountants' audit, including the independent accountants' judgment on the quality and consistent application of accounting principles, disclosures and underlying estimates in the annual financial statements, and such other communications as required by generally accepted auditing standards prior to filing with the Securities and Exchange Commission. Make recommendation to the Board as to whether the audited financial statements should be included in the annual report on Form 10-K;

     4. Review with management and the independent accountants, either telephonically or in person, the quarterly financial statements and results of the independent accountants' review, including the independent accountants' judgment on the quality and consistent application of accounting principles, disclosures and underlying estimates in the quarterly financial statements. The Chair of the Committee may represent the entire Committee for purposes of this review;

     5. Review and discuss with the independent accountants their annual written statement delineating all relationships or services between the independent accountants and the Company and any other relationships or services that may impact their objectivity and independence;

     6. Review with management and the independent accountants the quality and adequacy of the Company's internal controls;

     7. Review the proposed audit plans of internal audit with management and the auditors;

     8. Review Company policies on compliance with laws and regulations and ethical and responsible business conduct, and the results of monitoring of compliance with such policies;

     9. Review and assess at least annually the adequacy of this charter and submit the charter for approval to the Board at least every three years;

     10. Prepare an annual report as required by the rules of the Securities and Exchange Commission and submit to the Board for inclusion in the Company's annual proxy statement; and

     11. Consider any other matters related to the oversight responsibilities of the Committee, as deemed advisable or necessary by Company management, the Board or the Committee.

V.       Quorum

         A majority of the members of the Committee shall constitute a quorum for all purposes and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.


November 16, 2000

                                   December 11, 2000


Dear Plan Participants:

Enclosed are a proxy statement, a proxy, and an Annual Report for the Annual Meeting of Shareholders of Ralston Purina Company to be held on January 25, 2001. The enclosed proxy relates to any shares of Ralston Common Stock of which you are the record holder and the shares of Ralston Common Stock credited to your account in any of these plans in which you are a participant: Ralston Purina Company Savings Investment Plan, Energizer Holdings, Inc. Savings Investment Plan, or Ralston Purina Company Stock Purchase Plan. Specific plan information regarding voting of credited shares is as follows:

          Ralston Purina Company Savings Investment Plan Information:

    Shares credited to your plan account as of October 31, 2000, will be voted by the Trustee of the Plan in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares of Ralston Common Stock that were credited to your plan account between November 1, 2000 and November 20, 2000, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in the Plan.

         Energizer Holdings, Inc. Savings Investment Plan Information:

    Shares credited to your Plan account as of October 31, 2000, will be voted by the Trustee of the Plan in accordance with your instructions on the enclosed proxy card. You should contact the Trustee, Vanguard Fiduciary Trust Company, or your employer to determine how your shares will be voted if you do not vote your proxy.

          Ralston Purina Company Stock Purchase Plan Information:

    Shares credited to your Plan account as of November 20, 2000, will be voted by the plan administrator in accordance with your instructions on the enclosed proxy card. If the plan administrator does not receive instructions with respect to any credited shares, such shares will not be voted.

You may vote your proxy by mail, telephone or via the Internet. Whatever method you decide to use, in order to provide sufficient time to tabulate the votes so that the trustee/administrator of the Plan can vote in a timely manner the proxies for shares held in each plan, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but must be received no later than the close of business on Monday, January 22, 2001 in order to be voted in accordance with your instructions.

You may also have received additional proxy statements and proxies relating to other shares of Ralston Common Stock held by you. These proxies are not duplicates of the one enclosed and we ask that you also vote them in accordance with the instructions enclosed with them.



                                   W. PATRICK MCGINNIS
                                   Chief Executive Officer
                                   and President

                  PLEASE DETACH AT PERFORATION BEFORE MAILING
--------------------------------------------------------------------------------

                            RALSTON PURINA COMPANY
          This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on January 25, 2001 at 2:30 p.m.
       St. Louis Marriott Pavilion Downtown, One Broadway, St. Louis, MO

     The undersigned hereby appoints Messrs. W. Patrick McGinnis and Stanley M. Rea, and each of them, as lawful proxies, with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned, with all the powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of Ralston Purina Company on January 25, 2001, and any adjournment thereof. The above named proxies are instructed to vote all the undersigned's shares of stock on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy relates to shares owned by the undersigned, including any common stock held in the undersigned's account under the Dividend Reinvestment Plan and any common stock shares credited to the undersigned's account under the Ralston Purina Company Savings Investment Plan, Ralston Purina Company Stock Purchase Plan, or Energizer Holdings, Inc. Savings Investment Plan. Each share of common stock is entitled to one vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. A proxy that is returned properly signed but without direction as to voting will be voted "FOR" Proposals 1 through 4.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 4
             (Important - To be signed and dated on reverse side)

            RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE,
                       OR VOTE BY TELEPHONE OR INTERNET;
           NO POSTAGE IS NECESSARY IF MAILED FROM THE UNITED STATES

Ralston Purina    2001 Annual Meeting of Shareholders                   2001 ANNUAL MEETING
Company (LOGO)    Thursday, January 25, 2001                            ADMISSION TICKET
                  2:30 p.m. local time; seating begins at 1:30 p.m.     If you require special arrangements to attend this meeting,
                  The St. Louis Marriott Pavilion Downtown              please contact the Company at 314-982-2374 prior to the
                  One Broadway, St. Louis, MO                           meeting

Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.
--------------------------------------------------------------------------------
Instruction for Voting Your Proxy

This proxy covers all Ralston Purina Company shares you own in any of the following ways, if the registrations are identical:

 .  Shares held of record, including Dividend Reinvestment Plan shares     .  Ralston Purina Company Savings Investment Plan
 .  Ralston Purina Company Stock Purchase Plan                             .  Energizer Holdings, Inc. Savings Investment Plan

We offer stockholders three alternative ways of voting this proxy: Telephone (using a touch tone telephone), Internet or Mail

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE
---------
 .  This method of voting is available for residents of the U.S. and Canada
 .  On a touch tone telephone, call TOLL FREE 1-877-816-9736, 24 hours a day, 7 days a week
 .  You will be asked to enter ONLY the CONTROL NUMBER shown below
 .  Have your proxy card ready, then follow the prerecorded instructions
 .  Your vote will be confirmed and cast as you directed

INTERNET VOTING
---------------
 .  Visit the Internet voting website at http://proxy.georgeson.com
                                        --------------------------
 .  Enter the COMPANY NUMER and CONTROL NUMBER shown below and follow the instructions on your screen
 .  You will incur only your usual Internet charges

VOTING BY MAIL
--------------
 .  Simply mark, sign and date your proxy card and return it in the postage-paid
                                                            ----------------
   envelope                                                  CONTROL NUMBER
                                                            ----------------
 .  If you are voting by telephone or the Internet, please do not mail
   your proxy card                                          ----------------
                                                             COMPANY NUMBER
                                                            ----------------
--------------------------------------------------------------------------------
                   PLEASE DETACH AT PERFORATION BEFORE MAILING

Ralston Purina Company's Board of Directors recommends a vote "FOR" Proposals 1 through 4

1. Election of four (4) Directors to serve three-year terms ending at the Annual Meeting held in 2004, or until their successors are elected and qualified.

          (1) David R. Banks,     (2) M. Darrell Ingram,    (3) John F. McDonnell,     (4) W. Patrick McGinnis

     [_] FOR ALL NOMINEES LISTED  [_] WITHHOLD AUTHORITY      [_] FOR all nominees except
                                      for all nominees            as indicated below

(Instruction :  to withhold authority to vote for any nominee(s) write the name(s) on the line provided)  --------------------------

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending September 30, 2001.

     [_] FOR             [_] AGAINST          [_] ABSTAIN

3. Proposal to approve the amendment of the Restated Articles of Incorporation to limit the liability of directors.

     [_] FOR             [_] AGAINST          [_] ABSTAIN

4. Proposal to approve the amendment of the Restated Articles of Incorporation to delete obsolete references to ESOP Preferred Stock.

     [_] FOR             [_] AGAINST          [_] ABSTAIN

IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint Tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE: _________________,
_______________________
_______________________
SIGNATURES